Exhibit 99.1

Stagwell’s (STGW) Board of Directors Authorizes $125 Million Stock Repurchase Program

NEW YORK, NEW YORK, MARCH 23, 2022 – Stagwell (NASDAQ: STGW), the challenger network built to transform marketing, today announced its Board of Directors has authorized a stock repurchase program (the “Repurchase Program”) under which it may repurchase up to $125.0 million of shares of its outstanding Class A common stock. The Repurchase Program will expire on March 23, 2025.

Under the Repurchase Program, share repurchases may be made at the Company’s discretion from time to time in open market transactions at prevailing market prices (including through trading plans that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended), in privately negotiated transactions, or through other means. The timing and number of shares repurchased under the program will depend on a variety of factors, including the performance of the Company’s stock price, general market and economic conditions, regulatory requirements, the availability of funds, and other relevant considerations, as determined by the Company. The Repurchase Program may be suspended, modified or discontinued at any time without prior notice. The Company’s Board of Directors will review the Repurchase Program periodically and may authorize adjustments of its terms if appropriate.

“This program reinforces the confidence of Stagwell's Board in our financial strength, the transformative results of our combination, and the rigorous strategic management our team has applied to the business,” said Mark Penn, Chairman and CEO, Stagwell.

About Stagwell

Stagwell is the challenger network built to transform marketing. We deliver scaled creative performance for the world's most ambitious brands, connecting culture-moving creativity with leading-edge technology to harmonize the art and science of marketing.  Led by entrepreneurs, our 10,000+ specialists in 34+ countries are unified under a single purpose: to drive effectiveness and improve business results for their clients. Join us at www.stagwellglobal.com.

Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements in this release include statements regarding the Company’s stock repurchase program and expectations regarding such program and the Company’s ability to repurchase shares thereunder. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors that could adversely affect the Company’s business, financial condition, results of operations and cash flows, including those outlined in the Company’s Annual Report on Form 10-K, and the Company’s other filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Contact:
Michaela Pewarski

IR@stagwellglobal.com

646-429-1812